EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contacts:	Don R. Madison, CFO Powell Industries, Inc. 713-947-4422 Ken Dennard / ksdennard@drg-e.com Karen Roan / kcroan@drg-e.com DRG&E / 713-529-6600

POWELL INDUSTRIES REVISES
FIRST QUARTER EPS GUIDANCE

HOUSTON — FEBRUARY 22, 2005 — Powell Industries, Inc. (NASDAQ: POWL), a leading manufacturer of equipment and systems for the management and control of electrical energy and other critical processes, today announced that it has revised its first quarter earnings per share guidance.

        Based upon preliminary review, Powell Industries now expects fiscal first quarter per share results to range between a loss of $0.14 and $0.18 per share, including pre-tax expenses to complete the consolidation of operations, on revenues of approximately $48 million. This revised outlook is below the prior guidance range of $0.01 and $0.06 earnings per diluted share that also included the pre-tax expenses. This guidance revision is due primarily to lower than expected revenues from customer delays, higher than expected operating expenses and commodity material costs, and extreme price competition.

        “We experienced difficulties in matching our operating and material costs with lower than expected revenues during the quarter,” stated Tom Powell, chairman and chief executive officer. “However, we had another strong quarter of order inquiries and had bookings of just over $60 million. Additional highlights included a multi-year alliance with a major energy company that was signed during the quarter. We are scheduled to release actual first quarter results on March 9, 2005 and will have more details and updated guidance for 2005 at that time.”

CONFERENCE CALL

        Powell Industries has scheduled a conference call for Tuesday, February 22, 2005, at 9:00 a.m. eastern time to discuss its revised guidance. To participate in the conference call, dial (303) 205-0033 at least 10 minutes before the call begins and ask for the Powell Industries conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until March 1, 2005. To access the replay, dial (303) 590-3000 using a passcode of 11024763.

        Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.powellind.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 30 days at http://www.powellind.com.

        Powell Industries, Inc., headquartered in Houston, designs, manufactures and services equipment and systems for the management and control of electrical energy and other critical processes. Powell provides products and services to the transportation, environmental, industrial and utility industries. For more information, please visit http://www.powellind.com.

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward- looking statements involve risks and uncertainty in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, including but not limited to competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company’s filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.